Exhibit 3.4

COMPOSITE CERTIFICATE OF LIMITED PARTNERSHIP
of
ARCHROCK PARTNERS, L.P.
a Delaware limited partnership

(as amended as of November 3, 2015)

1. Name. The name of the limited partnership is “Archrock Partners, L.P.”.
2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 17-104 of the Act is:
               Corporation Trust Center
               1209 Orange Street
               Wilmington, Delaware 19801
The name and the address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are:
               The Corporation Trust Company
               Corporation Trust Center
               1209 Orange Street
               Wilmington, Delaware 19801
 3. General Partner. The name and the business, residence or mailing address of the general partner are:

Archrock General Partner, L.P.
16666 Northchase Drive
Houston, Texas  77060